CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is made effective as of **March 9, 2012**, (the "Effective Date") by and between **Quantum Solar Power Corp.**, a Nevada company (the "Company"), and **Dr. Edward (Ted) H. Sargent** (the "Advisor") with an address of 1 Warren Rd, Toronto , ON M4V 2R4, Canada.

RECITALS

A. Company has formed a Science Advisory Board (the "AB") to oversee the development of its technology.

B. Company desires to obtain the services of Advisor to serve as Chairman of the AB and the Advisor desires to serve as Chairman of the AB, upon the following terms and conditions.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. <u>Chairman, Science Advisory Board</u> Company hereby retains Advisor to serve as Chairman of the Company's AB. The term of this Agreement (the "Term") shall be a one year (1 year) period commencing on the Effective Date and terminating upon thirty (30) days prior written notice delivered by either party to the other for any reason. Upon any termination of the Services as provided in the preceding sentence, this Agreement shall terminate except that the provisions set forth in Sections 2.b, 4 and 6 of this Agreement shall survive such termination.

2. <u>Position, Duties, Responsibilities.</u>

a. <u>Duties.</u> Advisor shall, as reasonably requested by the Company from time to time, perform certain services (the "Services") including but not limited to, the Services described on Exhibit A to this Agreement. Advisor shall devote Advisor's commercially reasonable efforts and attention to the performance of the Services for the Company on a timely basis. Advisor shall also make himself available to answer questions, provide advice and provide Services to the Company upon reasonable request and notice from the Company.

b. <u>Independent Contractor; No Conflict.</u> It is understood and agreed, and it is the intention of the parties hereto, that Advisor is an independent contractor, and not the employee, agent, joint venturer, or partner of Company for any purposes whatsoever. Advisor is skilled in providing the Services, to the extent necessary. Advisor shall be solely responsible for any and all taxes related to the receipt of any compensation under this Agreement. Advisor hereby represents, warrants and covenants that Advisor has the right, power and authority to enter into this Agreement and that neither the execution nor delivery of this Agreement, nor the performance of the Services by Advisor will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Advisor is now or hereinafter becomes obligated.

3. **Compensation, Benefits, Expenses.**

a. **Compensation.** As full and complete consideration of the Services to be rendered hereunder, the Company shall grant non-qualified stock options (the "Options") to purchase a total of 250,000 shares of the Company's common stock pursuant to the Company's 2011 Stock Incentive Plan (the "2011 Plan") to the Advisor. Each Option granted to the Advisor will entitle the Advisor to purchase one share of the Company's common stock at a price of US$0.165 per share for a two (2) year term expiring March 9, 2014. Each Option granted will be subject to the terms and conditions of the 2011 Plan. The Options will be evidenced by an option agreement to be entered into between the Company and the Advisor, which option agreement will be in accordance with the 2011 Plan. The Options will vest in equal increments on the last day of each month over the next twelve (12) months.

b. **Reimbursement of Expenses.** Company shall promptly reimburse Advisor for any reasonable costs and expenses incurred by Advisor in connection with any Services specifically requested by Company and actually performed by Advisor pursuant to the terms of this Agreement. Each such expenditure or cost shall be reimbursed only if: (i) with respect to costs in excess of US$100., individually, Advisor receives prior approval from the Company's CEO or COO or other executive for such expenditure or cost, and (ii) with respect to costs in less than US$100, individually, provided Advisor furnishes to Company adequate records and other documents reasonably acceptable to Company evidencing such expenditure or cost.

4. **Proprietary Information; Work Product; Non-Disclosure.**

a. **Defined.** Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, inventions, processes, know-how, algorithms, formulae, databases, computer programs, computer software, user interfaces, source codes, object codes, architectures and structures, display screens, layouts, development tools and instructions, templates, and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company's software business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company (all of which are hereinafter referred to as the "Proprietary Information"). Although certain information may be generally known in the relevant industry, the fact that Company uses it may not be so known. In such instance, the knowledge that Company uses the information would comprise Proprietary Information. Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which Company combines them, and the results obtained thereby, are known. In such instance, that would also comprise Proprietary Information.

b. **General Restrictions on Use.** Advisor agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company's premises any Proprietary Information (or remove from the premises any other property of Company), except (i) during the consulting relationship to the extent authorized and necessary to carry out Advisor's responsibilities under this Agreement, and (ii) after termination of the consulting relationship, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to: (i) information which Advisor can show was rightfully in Advisor's possession at the time of disclosure by Company; (ii) information which Advisor can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (iii) information which, at the time of disclosure, is generally available to the public.

c. **Ownership of Work Product.** All Work Product shall be considered work(s) made by Advisor for hire for Company and shall belong exclusively to Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Advisor agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related

intellectual property rights. "Work Product" shall mean any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of Advisor's Services or delivered by Advisor in the course of performing the Services. This Agreement shall in no way be construed to give the Company or its designees ownership to any intellectual property, produced as a result of Advisor's independent business activities.

d. **Incidents and Further Assurances.** Company may obtain and hold in its own name copyrights, registrations, and other protection that may be available in the Advisor. Advisor agrees to provide any assistance required to perfect such protection. Advisor agrees to take sure further actions and execute and deliver such further agreements and other instruments as Company may reasonably request to give effect to this Section 4.

e. **Return of Proprietary Information.** Upon termination of this Agreement, Advisor shall upon request by the Company promptly deliver to Company at Company's sole cost and expense, all drawings, blueprints, manuals, specification documents, documentation, source or object codes, tape discs and any other storage media, letters, notes, notebooks, reports, flowcharts, and all other materials in its possession or under its control relating to the Proprietary Information and/or Services, as well as all other property belonging to Company which is then in Advisor's possession or under its control. Notwithstanding the foregoing, Advisor shall retain ownership of all works owned by Advisor prior to commencing work for Company hereunder, subject to Company's nonexclusive, perpetual, paid up right and license to use such works in connection with its use of the Services and any Work Product.

f. **Remedies/Additional Confidentiality Agreements**. Nothing in this Section 4 is intended to limit any remedy of Company under applicable state or federal law. At the request of Company, Advisor shall also execute Company's standard "Confidentiality Agreement" or similarly named agreement as such agreement is currently applied to and entered into by Company's most recent employees.

5. **Miscellaneous.**

a. **Notices.** All notices required under this Agreement shall be deemed to have been given or made for all purposes upon receipt of such written notice or communication. Notices to each party shall be sent to the address set forth above. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner provided above.

b. **Entire Agreement.** This Agreement and any documents attached hereto as Exhibits constitute the entire agreement and understanding between the parties with respect to the subject matter herein and therein, and supersede and replace any and all prior agreements and understandings, whether oral or written with respect to such matters. The provisions of this Agreement may be waived, altered, amended or replaced in whole or in part only upon the written consent of both parties to this Agreement.

c. **Severability, Enforcement.** If, for any reason, any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions herein shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

d. **Governing Law.** The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia. Venue for any and all disputes arising out of this Agreement shall be the City of Vancouver, Province of British Columbia.

e. **Injunctive Relief.** The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 4, the damage or imminent damage to the value or the goodwill

of Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Company shall be entitled to injunctive relief against Advisor in the event of any breach or threatened breach of any such provisions by Advisor, in addition to any other relief (including damages) available to Company under this Agreement or under applicable provincial or federal law.

f. **Publicity.** The Company shall, with prior written approval by Advisor, have the right to use the name, biography and picture of Advisor on the Company's website, marketing and advertising materials.

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the Effective Date.

Quantum Solar Power Corp.	**Dr. Edward H. Sargent, Consultant**
Signature: [signature]	Signature: [signature]
Name: Dr. Andras G. Pattantyus-Abraham	Name: Dr. Edward H. Sargent
Title: President, CEO and CTO	Title: Consultant

Exhibit A to Advisory Board Agreement

Services.

As Chairman of the Science Advisory Board, the Advisor shall:

- Serve as Chairman of the Science Advisory Board
- Recruit new Science Advisory Board Members
- Participate in monthly Advisory calls which will last no more than 2 hours
- Chair quarterly Science Advisory Board Meetings (in person or electronic meetings)
- Be accessible to Company to provide guidance on business and technology strategy issues on an as-needed basis

The role of the Science Advisory Board includes:

- Prepare objective evaluations of the Companies progress in science and technology
- Act as ambassadors for the Company and its technology
- Evaluate new technologies and intellectual property